Execution Copy.

                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------

         This Executive Employment Agreement (this "Agreement") is made as of
January 31, 2003 (the "Effective Date"), between Pinnacle Holdings Inc., a
Delaware corporation (the "Company") and David J. Grain ("Executive").

         In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment. The Company shall employ Executive, and Executive agrees to be employed by the Company, upon the terms and conditions set forth in this
Agreement, for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the "Employment Period"); provided, however, that commencing on the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each such anniversary, a
"Renewal Date"), the Employment Period shall automatically be extended for one additional year unless, not later than ninety (90) days prior to such Renewal
Date, the Company or Executive shall have given written notice not to extend the
Employment Period; provided, further, however, that the Employment Period shall be subject to earlier termination as provided in paragraph 4 hereof. For the sake of clarity, the delivery by the Company pursuant to this paragraph 1 of a notice not to extend the Employment Period is not a termination by the Company of the Employment Period.

         2. Title and Duties. During the Employment Period, Executive shall serve as the President of the Company as well as President of each U.S.
subsidiary of the Company which is actively engaged in the conduct of a business
(an "Active Subsidiary"). Executive shall report to the Board of Directors of the Company (the "Board"). During the Employment Period, Executive shall render such managerial, analytical, administrative, marketing and other executive services to the Company and its subsidiaries as are from time to time necessary in connection with the management and affairs of the Company and its subsidiaries, as such may be determined from time to time by the Board, which shall include acquiring, owning, constructing, licensing, managing-for-hire, leasing, operating and divesting tower or other communication sites and related properties, and financing activities relating to the foregoing (together with all reasonably related activities, the "Business"). Without limiting the foregoing, Executive shall be the Chief Operating Officer of the Company and shall have the duties and exercise the powers of the President, as described in the Company's Bylaws as in effect as of the Effective Date. Furthermore, notwithstanding anything in the Company's Bylaws to the contrary, during the
Employment Period, Executive, and not the Company's Chief Executive Officer,
shall have the authority to cause the employment or appointment of such employees and agents of the Company (and of each Active Subsidiary) as the proper conduct of operations may require (other than such officers of the
Company as, pursuant to the Company's Bylaws as in effect on the Effective Date, are to be appointed by the Board) and to fix their compensation and terms of employment, except that any portion of such compensation that includes stock option or other equity or equity-based element

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shall be subject to the approval of the Company's Board of Directors, to remove or suspend any such employee or agent who shall have been employed or appointed under his authority or under the authority of an officer subordinate to
Executive, and to suspend for cause, pending final action by the Board, any officer subordinate to Executive. Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the conduct of the
Business and the affairs of the Company and its subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, business like and efficient manner. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) engaging in personal
Investment activities for himself and his family that do not give rise to any conflict of interests with the Company or its affiliates, (ii) subject to prior approval of the Beard, accepting directorships unrelated to the Company that do not give rise to any conflict of interests with the Company or its affiliates and (iii) engaging in charitable and civic activities, so long as such outside interests do not interfere with the performance of his duties hereunder.

         3. Compensation.

            (a) Base Salary. During the Employment Period, Executive shall be paid as base compensation for services (as in effect from time to time, the
"Base Salary") the amount described in this paragraph 3(a). The Base Salary initially shall be $200,000 per annum but in no event shall the Base Salary be reduced without Executive's approval. In subsequent years, the Base Salary will be subject to annual review and adjustment from time to time by the Board. The
Base Salary shall be payable in regular installments in accordance with the
Company's general payroll practices. In addition, during the Employment Period,
Executive shall be entitled to participate in all of the employee benefit programs for which senior executive employees of the Company arc generally eligible.

            (b) Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable expenses which are incurred by him in the course of performing his duties under this Agreement and which are consistent with the
Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

            (c) Bonuses. During the Employment Period, Executive shall be eligible for bonus opportunities as are described in this paragraph 3(c). With respect to the first fiscal year of the Company ending during the Employment
Period (i.e., the fiscal year ending December 31, 2003), Executive shall be entitled to a bonus in an amount equal to $225,000 (the "Initial Bonus") subject to the penultimate sentence of this paragraph 3(c). With respect to fiscal years ending during the Employment Period after the first such fiscal year, Executive shall be eligible to receive bonuses in an amount, if any, determined by the
Board, in its sole discretion (for each such fiscal year, a "Subsequent Bonus"
and together with the Initial Bonus, a "Bonus"). Bonus payments shall be made to the Executive within a reasonable time after the end of the fiscal year, but in no event later than two and one-half months following the last day of the fiscal

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year for which such Bonus was granted. Notwithstanding anything to the contrary contained herein, neither the Initial Bonus nor any Subsequent Bonus in respect of any fiscal year of the Company will be paid to Executive unless he is employed by the Company on the last day of the fiscal year for which the Bonus is awarded. All amounts required or permitted to be withheld by law, including, without limitation, applicable withholding taxes shall be deducted from any
Bonus payments made to Executive.

            (d) Stock Options. Pursuant to the Pinnacle Holdings Inc. Employee
Stock Option Plan (as amended from time to time, the "Option Plan"), as soon as practicable after the signing of this Agreement, the Company shall grant to
Executive pursuant to one or mote option agreements (the "Option Agreements") an option (the "Group A, Option") to purchase 205,000 shares of the Company's common stock, par value $.0l per share (the "Common Stock") and a second option
(the "Group B Option") to purchase an additional 205,000 shares of Common Stock
(collectively, the Group A Option and the Group B Option being referred to as the "Options"). The exercise price per share of Common Stock for the Group A
Option and the Group B Option shall be $10 and $20, respectively. The Options shall, to the extent possible, be designated in the applicable option agreement as an "incentive stock option" within the meaning of section 422 of the internal
Revenue Code of 1986, as amended. Each Option shall each vest as follows: (i)
30% of the shares subject to such Option shall vest on December 31, 2003, (ii)
30% of the shares subject to such Option shall vest on December 31, 2003 and
(iii) 40% of the shares subject to such Option shall vest on December 31, 2005;
provided, however, that such Options shall vest immediately (to the extent not previously exercisable) upon the termination of the Employment Period (1) by the
Company for any reason other than for Cause (as defined in paragraph 4 below), unless such termination is due to the Executive's death or Disability (as defined in paragraph 4(b) below), or (2) by the Executive for Good Reason (as defined in paragraph 4 below). Each Option shall have a term of ten (10) years and shall be exercisable in accordance with the terms of the Option Agreement(s)
and the Option Plan; provided, however, that the exercise period shall expire in the case of a termination pursuant to paragraph 4(c) below (termination by the
Company without cause) or a termination pursuant to paragraph 4(e) below
(termination by the Executive with Good Reason), at 5:00 p.m. (B.S.T.) on the third anniversary of the date of the Executive's termination of employment (it being understood that the death of Executive during such post-termination period shall not further extend the expiration date of the Options); provided, further, however, that in the case of a termination of employment following the expiration of this Agreement (as a result of the Company's election not to extend the Employment Period hereunder) under circumstances which, had this
Agreement not expired and had the Employment Period been extended, would have constituted a termination pursuant to paragraph 4(c) or 4(e) hereof, the exercise period shall expire at 5:00 p.m. (E.S.T.) on the third anniversary of the date of such termination of employment (it being understood that the death of Executive during such post-termination period shall not further extend the expiration date of the Options).

            (e) Fringe Benefits. During the Employment Period, Executive shall be entitled to receive the following benefits, subject to the Company's policies and the terms of such plans, which may, in the case of clauses (i) and (ii), be modified (including,

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without limitation, by elimination thereof)) from time to time (by action of the
Board, by law or otherwise) (provided, however, in the case of the elimination of any significant benefit described in clauses (i) or (ii) that is in place on the date hereof, in the event that following elimination of such benefit
Executive's aggregate benefit package is not in the aggregate comparable to the package in piano at any time prior to such elimination, the Company shall provide Executive with a supplemental periodic payment equal to the Company's cost for such eliminated benefit):

                  (i) medical, dental, vision, life and disability insurance of such coverage as is determined by the Board;

                  (ii) any pension and/or 401K plan which the Company may make available to any senior executive during the Executive's employment hereunder;

                  (iii) the use of an automobile from the Company's fleet of automobiles if Company policy is to provide cars to its senior executives; and

                  (iv) an annual vacation of four weeks each year in accordance with the Company's policy applicable to senior executive employees.
         Vacations are to be taken at such time or times as shall be mutually agreed upon between the Company and Executive.

            (f)   Relocation Benefits. Executive shall permanently relocate his residence to within a reasonable commuting distance of the Company's principal office. To the extent not covered by existing Company policies and as a supplement to such existing policies, the Company shall provide the following to the Executive, at the Company's expense, until the occurrence of such relocation, or September 1, 2003, whichever occurs first;

                  (i) a temporary residence, in size and cost reasonable in
         Executive's good faith judgment under the circumstances, located within a reasonable commuting distance of the Company's headquarters;

                  (ii) the use of an automobile from the Company's existing
         fleet of automobiles;

                  (iii) reimbursement for the reasonable cost of a number
         (reasonable in Executive's good faith judgment under the circumstances)
         of round-trip air fares between Boston and Tampa or Sarasota for the
         Executive and the members of his immediate family.

         In connection with the relocation of the Executive's residence, to the extent not covered by existing Company policies and as a supplement to such existing policies, the Company shall also provide reimbursement for (x) the reasonable costs associated with moving the personal property of Executive and his family from West Newton to the location of his residence within a reasonable commuting

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         distance of the Company's headquarters, including hiring a professional moving company of Executive's choosing to pack and ship such belongings, as well as the costs of storage of any such personal property by such company in connection with such relocation, commensurate with the value of such property and Executive's status as a senior executive and (y) an amount equal to the sum of (A) reasonable points, brokerage fees and closing costs (collectively, "Transaction
         Costs") incurred by Executive in connection with the purchase of a residence in Florida within a reasonable commuting distance of the
         Company's headquarters plus (B) an amount such that, after payment by
         Executive of all taxes (not including any interest or taxes with respect thereto) (which taxes shall be calculated based on the highest combined federal and State of Florida personal income tax rates applicable in the year of such payment) imposed on the amounts set forth in clause (y) of this paragraph 3(f)(II), Executive retains an amount equal to the Transaction Costs; provided, however, that the amount to be paid under this subclause (y) shall not exceed forty thousand dollars ($40,000).

         All amounts payable above under this paragraph 3(f) shall be paid within thirty (30) days of Executive's presentment to the Company of documentation reasonably satisfactory of the Board.

         In addition, in the event that (i) Executive is unable to sell his residence, located at 147 Highland Avenue, West Newton, Massachusetts, for a
price the pre-tax proceeds of which, net only of reasonable brokerage fees and closing costs incurred by him in connection with the sale of such residence is equal or more than Executive's basis (for federal income tax purposes) in such residence (up to a maximum of two million five hundred and fifty thousand dollars ($2,550,000) the "Minimum Price") on or prior to January 10, 2004, and
(ii) Executive is nonetheless able to find on or prior to April 30, 2004 a purchaser who is ready, willing and able, pursuant to a bona fide purchase and sale agreement that is assignable to the Company, to purchase such residence the
Company shall purchase such residence from Executive for the Minimum Price, and
Executive shall assign such agreement to the Company, subject to the condition subsequent that such agreement be consummated

         4. Termination. The Employment Period shall continue until:

            (a) Executive's resignation without Good Reason (as defined below);

            (b) the death, or, as determined by the Board in good faith, disability or other incapacity ("Disability") of Executive;

            (c) termination by the Company (by action of the Board in its discretion) other than for Cause (as defined below), and other than as provided in (b) above;

            (d) termination by the Company (by action of the Board in its discretion) for Cause; or

            (e) Executive's resignation with Good Reason.

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         In the event of a termination of the Employment Period for any reason,
Executive shall not be entitled to receive his Base Salary, any fringe benefits or any Bonus with respect to periods after the effective date of termination of the Employment Period. In such circumstances, on the Company's regularly scheduled payroll date immediately following the effective date of termination of the Employment Period, Executive shall be entitled to receive any accrued but unpaid Base Salary earned through the date of termination of the Employment
Period. Notwithstanding the previous sentence, in the event of termination of the Employment Period either by the Company other than for Cause (as described in clause (c) above), or by the Executive with Good Reason (as described in clause (e) above), (1) the Options shall immediately vest and become exercisable in accordance with the terms of paragraph 3(d) above, and (2) in the event that the affective date of such a termination occurs on any day after the six month anniversary of the Effective Date, Executive shall also be entitled to an amount equal to $425,000.

         For purposes of this Agreement, "Cause" shall mean (i) any intentional misapplication by Executive of the Company's or its subsidiaries' funds, intended to result directly or indirectly in significant gain or personal enrichment at the expense of the Company or its subsidiaries, or any act of dishonesty committed by Executive in connection with the Company's or its subsidiaries' business; (ii) Executive's conviction of a crime involving moral turpitude; (iii) Executive's non-performance or non-observance in any material respect of any requirement with respect to Executive's employment hereunder or under any other agreement between Executive and the Company; or (iv) any other action by Executive involving willful and deliberate malfeasance or negligence in the performance of Executive's duties hereunder. If the definition of "Cause"
set forth above conflicts with such definition in the Option Agreements or the
Plan or any agreements referred to therein, the definition set forth herein shall control. In the event that the Board wishes to terminate Executive for
"Cause" under (iii) above, it shall give Executive at least thirty (30) days'
advance written notice thereof and provide Executive an opportunity to meet with the Board, discuss the basis for the decision, and a reasonable opportunity to cure any failure to perform his duties in the manner expected; provided, however, that Executive shall not exercise the then vested portion of his
Options during such thirty (30) day period; provided, further, however, that any such termination shall not be effective until the end of such thirty (30) day period or, if later, the date of Executive's meeting with the Board.

         For purposes of this Agreement, "Good Reason" shall mean the occurrence, without the express prior written consent of Executive, of any of the following circumstances, unless such circumstances are fully corrected by the Company within thirty (30) days following written notification by Executive
(which written notice must be delivered within thirty (30) days of the
Executive's becoming aware of the occurrence of such circumstances) that he intends to terminate his employment for one of the reasons sot forth below: (i)
the failure by the Company to pay to Executive any portion of Executives current compensation within thirty (30) days of the date such compensation is due; (ii)
a failure by the Company to comply with any material provision of this
Agreement, or (iii) the relocation of Executive's principal office at the
Company to a location outside a fifty (50) mile radius from such present office location, other than,

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subject to the next sentence, a relocation to any of the Stamford, Connecticut,
Atlanta, Georgia or Tampa Bay, Florida metropolitan areas. In the event of a relocation to any of the metropolitan areas indicated in the previous sentence,
Executive shall be entitled to relocation benefits substantially similar to the benefits described in paragraph 3(f) above (with the understanding that a four month period shall he considered an adequate period for the provision of the benefits of the type described in clauses (i) through (iii) of paragraph 3(f), and that the Company's maximum obligation for purposes of benefits of the type described in clause (I) of paragraph 3(f) shall be $250,000.

         5. Resignation as Officer or Director. Following termination of the
Employment period for any reason and upon receipt of written demand of the
Company, Executive shall resign each position (if any) that he then holds as an officer or director of the Company or any of its subsidiaries.

         6. Non-Competition; Preservation of Non-Trade Secret Protectible
Business Interests; Preservation of Trade Secrets. Executive acknowledges that during the Employment Period he will have access to the Company's Confidential
Information (as defined below) and trade secrets and will meet and develop relationships with the Company's potential and existing clients, customers and employees.

                  (i) During the Employment Period and for twelve (12) months after the termination of this Agreement and/or Executive's employment relationship with the Company (including such relationship after expiration of this Agreement), irrespective of the time, manner, or method of such termination, Executive shall not, without the express written consent of the Company, compete or, directly or indirectly, consult with, render services to, or otherwise participate or attempt to participate is any manner in a business which competes with, the
         Company within the geographic area in which the Company conducted the
         Business immediately prior to the termination;

                  (ii) During or after Executive's employment hereunder,
         Executive shall not use or disclose any Confidential Information to any person or entity without the written authorization of the Company except to the extent required by a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event
         Executive will use his best efforts to consult with the Company prior to responding to any such order or subpoena and will cooperate with the
         Company in its attempts to block such order or subpoena or seek confidential treatment for any information so required to be disclosed.
         "Confidential Information" includes, but is not limited to, information concerning the Company's customers; financing strategies and practices;
         pricing information and methods; training and operational procedures;
         advertising, marketing, and sales information; financial information;
         and other data, concepts, strategies, methods, procedures or other confidential information that is not a trade secret as defined by
         Florida Statute Section 688.002; provided, however, that such
         Confidential Information shall not

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         include any information that has otherwise been disclosed to the public or is otherwise in the public domain;

                  (iii) During the Employment Period and for twelve (12) months after the termination of this Agreement and/or Executive's employment relationship with the company (including such relationship after expiration of this Agreement), irrespective of the time, manner, or method of such termination, Executive shall not solicit, directly or indirectly, any existing client or customer with whom the Company has a substantial relationship or any potential client or customer which has been identified by any of the Company's senior executives as a potentially significant client or customer, including, without limitation, in the case where the Company has had active contacts with such potential client or customer (it being understood, for the sake of clarity, that any new division or subsidiary of any existing client or customer (or parent thereof) shall be doomed an existing customer hereunder);

                  (iv) During or after Executive's employment hereunder,
         Executive shall not adversely affect the Company's customer goodwill associated with an ongoing business by way of trade name, trademark, service mark, trade dress and the like;

                  (v) During the Employment Period and for twelve (12) months after the termination of this Agreement and/or Executive's employment relationship with the Company (including such relationship after expiration of this Agreement), irrespective of the time, manner, or method of such termination, Executive shall not use extraordinary or specialized training received from the Company, except that this shall not include any general business knowledge and work skills of
         Executive, even if developed or improved by Executive while in the employ of the Company;

                  (vi) During the Employment Period and for twelve (12) months after the termination of this Agreement and/or Executives employment relationship with the Company (including such relationship after expiration of this Agreement), irrespective of the time, manner, or method of such termination, Executive shall not solicit, directly or indirectly, any employee of the Company to leave the employment of the
         Company; and/or

                  (vii) During or after Executive's employment hereunder,
         Executive shall not, directly or indirectly, use or disclose any trade secret as that farm is defined by Florida Statute Section 688.002, or allow any such trade secret information to be disclosed to or used by any person or entity, for any reason or purpose whatsoever, without the express written consent of the Company.

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         The restrictive covenants set forth in this paragraph 6 are expressly intended to benefit the Company, Fortress investment Group and Greenhill Capital
Partners L.P. and their respective subsidiaries, successors, and assigns (the
"Third Party Beneficiaries") and the Company and the Third Party Beneficiaries
are expressly authorized to enforce this provision. Nothing contained in this paragraph 6 shall limit any common law or statutory obligation that the
Executive may have to the Company. For purposes of this paragraph 6 and paragraph 7, the "Company" refers to the Company and any incorporated or unincorporated affiliates of the Company.

         7. Assignment of Proprietary Information. Executive agrees that he shall promptly disclose to the Company in writing all information generated, conceived or first reduced to practice by him alone or in conjunction with others, during or after working hours, while in the employ of the Company (all of which is collectively referred to in this Agreement as "Proprietary
Information"); provided, however, that such Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public or is otherwise in the public domain and (ii) general business knowledge and work skills of Executive, even if developed or improved by Executive while in the employ of the Company. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by Executive to the Company, except as otherwise specifically agreed to by the Company in writing.
Executive's obligation relative to the disclosure to the Company of such
Proprietary Information anticipated in this paragraph 7 shall Continue beyond
Executive's termination of employment and Executive shall, at the Company's expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

         8. Documents and Personal Property. All documents or other property relating in any way to the business of the Company which is conceived or generated by Executive or comes into his possession during his employment shall be and remain the exclusive property of the Company. Executive agrees promptly to return all such documents and personal property of the Company to the Company on termination of his employment or at such earlier time as the Company may request.

         9. Enforcement of Restrictive Covenants. The parties understand and agree that the restrictive covenants set forth in paragraphs 6 through 8 of this
Agreement (the "Restrictive Covenants") are essential elements of Executive's employment with the Company. Further, Executive expressly acknowledges that the restrictions contained in this Agreement are reasonable and necessary to accomplish and preserve the Company's protectible business interests and trade secrets and are not contrary to public health, safety or welfare. Executive further acknowledges that enforcement of the restrictions contained herein will not deprive Executive of the ability to earn a reasonable living, and that any violation of the restrictions contained in this Agreement will cause significant and irreparable harm to the Company. The parties understand and agree further that the Company shall be entitled to obtain injunctive relief including, but not limited to, a temporary restraining order or temporary, preliminary, or permanent injunction, to enforce the provisions of this Agreement.

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         10. Effect of Breach of Restrictive Covenants. The parties agree that the time period covered by any Restrictive Covenant shall he extended by any period of time during which Executive is in violation of such Restrictive
Covenant, it being understood that for purposes of this paragraph 10 each of subparagraphs (i) thorough (vii) of paragraph 6 shall be treated as a separate
Restrictive Covenant.

         11. Intent of Parties Regarding Restrictive Covenants. It is the intent of the parties that the Company and the Third Party Beneficiaries be given the broadest protection allowed by law with regard to the scope of the Restrictive
Covenants. The Restrictive Covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action of Executive against the Company or the Third Party
Beneficiaries shall not constitute a defense to the enforcement by the Company or the Third Party Beneficiaries of the Restrictive Covenants. It is expressly agreed by the parties that if any portion of the Restrictive Covenants set forth in this Agreement are held to be invalid, unreasonable, overbroad, arbitrary, against public policy, or otherwise unenforceable, then each such portion of the
Restrictive Covenants shall be considered divisible as to time, geographical area, and any other relevant feature, with each month of a specified period being deemed a separate period of time and each mile being deemed a separate geographical area, it being the intention of the parties that a lesser period of time, geographical area, or other relevant feature shall be enforced to the fullest extent permitted by law.

         12. Application of Florida Law. It is expressly agreed by the parties that this Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida regardless of where Executive is located at the time of his termination of employment. The parties acknowledge and agree that the activities of the parties under this Agreement have a significant relationship to the State of Florida sufficient to make Florida law the proper choice of law for this Agreement.

         13. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered, 24 hours after sent by overnight courier, or upon receipt of mail by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram or fax, addressed as follows (provided, in the ease of Executives the address of the
Executive shall be deemed to change from time to time to such address as is the
Executive's address recorded at time of notice or other communication in the
Company's records as Executive's current address):

            If to the Company:

            Pinnacle Holdings Inc.
            301 N. Cattlemen Road, Suite 300
            Sarasota, Florida 34232

            Fax: (941) 308-0309
            Attn: General Counsel

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            with a copy to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            4 Times Square
            New York, NY 10036-6522
            Fax: (212) 735-2000
            Attn: Greg Milmoe, Esq.

            and a copy to:

            Fortress Investment Group
            1251 Avenue of the Americas
            16th  floor
            New York, NY 10020
            Attention: General Counsel

            if to Executive:

            David J. Grain

            607 Mourning Dove Drive
            Sarasota, FL, 34236

            and a copy to:

            Stroock & Stroock & Lavan LLP
            180 Maiden Lane
            New York, New York 10038
            Fax: (212) 806-6006
            Attn: Mark Wintner, Esq.

         14. Paragraph Headings. Paragraph and other headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         15. Arbitration. In the event that a dispute arises between the parties regarding the formation, interpretation and/or the forms and conditions of this
Agreement and/or if there arises any other claim or legal dispute between the parties, with the exception of disputes involving the enforcement of the covenants in paragraph 6 through 8 or civil rights (the "Dispute"), the complaining party shall submit the Dispute in writing to the other party for resolution. If the Dispute is not resolved between the parties within sixty (60)
days of the date the Dispute is submitted in writing to the other party, the complaining party must submit the Dispute to final and binding arbitration before a panel of three arbitrators pursuant in the National Rules for the
Resolution of Employment Dispute of the American Arbitration Association in
effect at the time of the Dispute (the "AAA National Rules") if the complaining party wishes to pursue the Dispute. The parties expressly understand that by agreeing to this Arbitration provision, they are

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agreeing to waive any rights to a civil action and/or jury trial regarding any
Disputes between them. However, the provisions of this paragraph do not prohibit the complaining party from filing an administrative claim with a federal, state, or local administrative agency. The complaining party must submit a written
Demand for Arbitration to the American Arbitration Association and to the other party within ninety (90) calendar days after the date of the written submission of the Dispute to the other party or after receipt of the determination regarding any administrative claim with a federal, state, or local administrative agency, or within the statute of limitations set forth under applicable law regarding the Dispute, whichever is greater. The Demand for
Arbitration form and copies of the AAA National Rules may be obtained from the
Company's Human Resources office. Any demand for arbitration not submitted within the ninety (90) calendar day period or within the applicable statute of limitations shall be deemed untimely. Once a demand for arbitration has been submitted, either party may request that the Dispute be submitted to nonbinding mediation prior to any arbitration hearing as set forth in the AAA National
Rules. The parties shall share all costs, filing fees, and administrative fees for the mediation and/or arbitration (the "Expenses") equally as they come due;
provided, however, that Executive's share of the Expenses shall not exceed four weeks of Base Salary and the parties shall be responsible for their own attorneys' fees, witness fees, and travel costs; provided, further, that, if
Executive is the prevailing party as to at least a significant portion (which may be less than 50%) of the items in the Dispute, he shall be entitled to be paid his reasonable attorney's fees incurred in connection with such Dispute from the other party to such Dispute.

         The arbitrators shall have the authority to rule on any and all issues properly presented in the Demand for Arbitration and/or pursuant to the AAA
National Rules, including but not limited to the enforceability of this
Agreement, the arbitrability of any issue, and the timeliness of any submission or demand; and may award any and all relief provided under applicable law. The arbitrators' award may be enforced, vacated, modified or corrected as set forth in the Federal Arbitration Act, 9 U.S.C ss. 1 et seq. This Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C ss. 1 et seq., as amended, and the applicable rules of the American Arbitration Association set forth in this
Agreement. This Agreement shall be binding upon, and shall inure to the benefit of Executive, the Company, the Third Party Beneficiaries and their respective successors and assigns.

         16. Severability. If any provision of this Agreement is found to be unenforceable, the remaining provisions shall be enforced to the extent permitted by applicable law. Further, in lieu of any such unenforceable provision, there shall be substituted in its place a provision as similar in substance and effect as is capable of being enforced.

         17. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and Executive and their respective assigns; provided, however, that Executive may not assign his rights or obligations under this Agreement without the prior written consent of the
Company as authorized by the Board.

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Execution Copy.

         18. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

         19. No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this
Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         20. No Conflicting Obligations. The Executive represents to the Company that is not party to any agreement or understanding, written or oral, which would interfere with his ability to perform his obligations under this
Agreement.

         21. Entire Agreement. This Agreement constitutes the entire Agreement between the parties respecting the employment of Executive (other than the
Option Agreement, which is governed by the terms thereof and of the Option
Plan), and there are no representations, warranties or commitments by either party hereto to the other, except as set forth herein. This Agreement may be amended only by an instrument in writing executed by Executive and on behalf of the Company by another duly authorized signatory at the direction of the Board.
The provisions of this Agreement shall supersede any and all other oral agreements, if any, between Executive and the Company (the "Agreements"), which
Prior Agreements shall be null and void in their entirety from and after the
Effective Date.

                                       13

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    PINNACLE HOLDINGS INC.

                                    By:  /s/ Wesley R. Edens
                                        -------------------------------------
                                    Name: Wesley R. Edens
                                    Its: Chief Executive Officer

                                    EXECUTIVE

                                    By: /s/ David. J. Grain
                                        -------------------------------------
                                    David. J. Grain

          Executive Employment Agreement, dated as of January 31, 2003
               As amended in Section 3(f) as of January 15, 2004.

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